Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES U.S. SUPREME COURT DECISION – DENIAL OF WRIT OF CERTIORARI

LITTLE ELM, Texas, April 21, 2015—Retractable Technologies, Inc. (NYSE MKT: RVP) announced that on April 20, 2015, the Supreme Court of the United States denied the petition for a writ of certiorari by Becton, Dickinson and Company (“BD”) relating to its Rule 60(b) motion in the portion of Retractable’s case against BD addressing patent infringement claims.

The patent claims were severed from Retractable’s other claims against BD in 2008.  The other portion of the case in which the District Court granted Retractable a final judgment for $352 million plus other relief is not directly affected by the recent Supreme Court ruling.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010